Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

MetaWorks Platforms, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)(4)	Maximum Aggregate Offering Price(3)(4)	Fee Rate	Amount of Registration Fee
Equity	Common stock to be offered for resale by selling stockholders	457	(c)	18,415,379	$0.075	$1,381,153.43	0.00011020	$152.21
Total Offering Amounts						$1,381,153.43		$152.21
Total Fee Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$152.21

(1)	Pursuant to Rule 416 under the Securities Act of 1933, there is also being registered hereby such indeterminate number of additional shares of common stock of MetaWorks Platforms, Inc. as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	Consists of up to (i) 11,237,857 shares of common stock and (ii) 7,177,522 shares of common stock that may be issued upon exercise of warrants.

(3)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

(4)	Based on the average of the high and low prices per share ($0.08 high and $0.07 low) for MetaWorks Platforms, Inc.’s common stock on April 25, 2023, as reported on the OTC Markets Group.